Westbury Bancorp, Inc. Reports Net Income for the Three and Six Months Ended March 31, 2017

West Bend, WI, April 21, 2017 (GlobeNewswire)- Westbury Bancorp, Inc. (NASDAQ: WBB), the holding company (the “Company”) for Westbury Bank (the “Bank”), today announced net income of $746,000, or $0.21 per common share, and $1.5 million, or $0.41 per common share, for the three and six months ended March 31, 2017, respectively, compared to net income of $873,000, or $0.23 per common share, and $1.9 million, or $0.51 per common share, for the three and six months ended March 31, 2016, respectively.
Greg Remus, President and Chief Executive Officer, said, "Our earnings for the quarter were stable compared to the first quarter as our loan production office in the Madison market had its first full quarter of operations. Our Madison team has added $16 million in high quality commercial business and real estate loans to our portfolio so far and their pipeline is strong. We believe we will see additional growth and related revenue from this new business which will enhance our earnings in the quarters ahead. Our goal is to continue to build and maintain a high quality loan portfolio balanced between single family, multifamily, non-owner occupied commercial real estate, and owner-occupied commercial real estate and commercial business loans. Toward that goal, owner-occupied commercial real estate and commercial business loans have increased to 21% of our loan portfolio as of March 31, 2017 from 19% as of September 30, 2016."
Kirk Emerich, Executive Vice President and Chief Financial Officer, added, "We are pleased that our earnings and our stock repurchase program have combined to continue to increase our book value per share with a year over year increase of 7% at March 31, 2017. Our team is focused, as always, on continued improvement in our performance and the creation of shareholder value."
Highlights for the six months include:

•
During the six months ended March 31, 2017 our net loan portfolio increased by $17.9 million, or 6.7% annualized growth. The loan portfolio growth consisted primarily of increases in both non-owner and owner-occupied commercial real estate loans, commercial business loans and construction and land development loans. Loan growth was the primary driver of an increase in total interest and dividend income of $717,000, or 6.3%, to $12.0 million for the six months ended March 31, 2017 compared to $11.3 million for the six months ended March 31, 2016. Our yield on loans decreased to 4.04% for the six months ended March 31, 2017 from 4.11% for the six months ended March 31, 2016. This decrease in yield on loans was the result of the growth in the loan portfolio between periods in the current low rate environment.

•
During the six months ended March 31, 2017, our deposits increased by $53.3 million, or 18.0% annualized growth. Deposit growth and the use of long-term FHLB advances were the primary causes of the increase in total interest expense of $281,000, or 22.8%, to $1.5 million for the six months ended March 31, 2017 compared to $1.2 million for the six months ended March 31, 2016. Our cost of deposits and interest-bearing liabilities increased to 0.48% for the six months ended March 31, 2017 from 0.42% for the six months ended March 31, 2016 The increase in this cost was the result of a change in the composition of our interest bearing deposits, with the average balance of higher cost certificates of deposit increasing by $32.3 million in the current year period over the prior year period and the average balance of lower cost checking, savings and money market accounts increasing by $20.1 million between these same periods. Additionally, the average balance of non-interest bearing demand deposits increased by $7.0 million between these same periods which helped hold the increase in our overall cost of deposits and interest-bearing liabilities to only 6 basis points.

•
Net interest income increased $436,000, or 4.3%, to $10.5 million for the six months ended March 31, 2017 compared to $10.1 million for the six months ended March 31, 2016. Our net interest margin was 3.28% for the six months ended March 31, 2017 compared to 3.41% for the six months ended March 31, 2016.

•
Non-performing assets were $515,000, or 0.07% of total assets, at March 31, 2017, compared to $661,000, or 0.09% of total assets, at September 30, 2016 and $447,000, or 0.07% of total assets, at March 31, 2016.

•
Classified assets increased to $6.4 million, or 0.85% of total assets, at March 31, 2017, compared to $2.0 million, or 0.28% of total assets, at September 30, 2016 and $2.1 million, or 0.32% of total assets, at March 31, 2016. The increase in the balance of our classified assets across these periods was the result of the classification of two commercial loan relationships during the six months ending March 31, 2017. Both these relationships are performing as agreed at March 31, 2017.

•	Loans past due 30-89 days increased $170,000, or 23.8%, to $885,000 at March 31, 2017 from $715,000 at September 30, 2016. This increase was concentrated in the single family loan portfolio.

•	Annualized net recoveries were 0.01% of average loans for the six months ended March 31, 2017, compared to annualized net charge-offs of 0.00% of average loans for the six months ended March 31, 2016.

•
Due to the decrease in non-performing loans and the increase in the allowance for loan losses during the period, the ratio of our allowance for loan losses to non-performing loans increased to 1,079.61% at March 31, 2017 compared to 933.10% at September 30, 2016.

•
Non-interest income was $3.1 million for the six months ended March 31, 2017, compared to $3.2 million for the six months ended March 31, 2016. Non-interest income represented 22.84% of total revenue for the six months ended March 31, 2017, compared to 23.95% for the six months ended March 31, 2016.

•
Non-interest expense was $11.0 million for the six months ended March 31, 2017, compared to $9.9 million for the six months ended March 31, 2016. This increase resulted from (1) an increase in the accrual for ESOP expense as we made an additional principal payment on our ESOP loan at the end of the ESOP plan year on December 31, 2016 and which similar payment we intend to make at the end of calendar 2017, (2) expenses related to the opening of our Madison loan production office during fiscal 2017 and (3) additional expenses related to upgrading our information technology and compliance capabilities. Non-interest expense to average total assets was 3.06% for the six months ended March 31, 2017, compared to 2.95% for the six months ended March 31, 2016.

•	During the quarter, we continued our stock repurchase programs. For the six months ended March 31, 2017, we purchased 65,666 shares at an average price of $21.45 per share.

Highlights for the quarter include:

•
During the three months ended March 31, 2017 our net loan portfolio increased by $8.4 million, or 6.2% annualized growth. The loan portfolio growth consisted primarily of increases in both non-owner and owner-occupied commercial real estate loans, commercial business loans and construction and land development loans. Loan growth was the primary driver of an increase in total interest and dividend income of $388,000, or 6.8%, to $6.1 million for the three months ended March 31, 2017 compared to $5.7 million for the three months ended March 31, 2016. Our yield on loans decreased to 4.01% for the three months ended March 31, 2017 from 4.09% for the three months ended March 31, 2016. This decrease in yield on loans was the result of the growth in the loan portfolio between periods in the current low rate environment.

•
During the three months ended March 31, 2017, our deposits increased by $15.5 million, or 9.8% annualized growth. Deposit growth and the use of long-term FHLB advances were the primary causes of the increase in total interest expense of $154,000, or 24.0%, to $795,000 for the three months ended March 31, 2017 compared to $641,000 for the three months ended March 31, 2016. Our cost of deposits and interest-bearing liabilities increased to 0.49% for the three months ended March 31, 2017 from 0.44% for the three months ended March 31, 2016. The increase in this cost was the result of a change in the composition of our interest bearing deposits, with the average balance of higher cost certificates of deposit increasing by $38.1 million in the current year quarter over the prior year quarter and the average balance of lower cost checking, savings and money market accounts increasing by $23.1 million between these same periods. Additionally, the average balance of non-interest bearing demand deposits increased by $5.0 million between these same periods which helped hold the increase in our overall cost of deposits and interest-bearing liabilities to only 5 basis points.

•
Net interest income increased $234,000, or 4.6%, to $5.3 million for the three months ended March 31, 2017 compared to $5.1 million for the three months ended March 31, 2016. Our net interest margin was 3.26% for the three months ended March 31, 2017 compared to 3.40% for the three months ended March 31, 2016.

•
Non-performing assets were $515,000, or 0.07% of total assets, at March 31, 2017, compared to $703,000, or 0.10% of total assets, at December 31, 2016 and $447,000, or 0.07% of total assets, at March 31, 2016.

•
Classified assets increased to $6.4 million, or 0.85% of total assets, at March 31, 2017, compared to $3.5 million, or 0.47% of total assets, at December 31, 2016 and $2.1 million, or 0.32% of total assets, at March 31, 2016. The increase in the balance of our classified assets across these periods was the result of the classification of one commercial loan relationship during the quarter ending March 31, 2017. This relationship is performing as agreed at March 31, 2017.

•	Loans past due 30-89 days decreased $305,000, or 25.63%, to $885,000 at March 31, 2017 from $1.2 million at December 31, 2016. The decrease was concentrated in the single family loan portfolio.

•
Annualized net recoveries were 0.01% of average loans for the three months ended March 31, 2017, compared to annualized net charge-offs of 0.01% of average loans for the three months ended December 31, 2016 and annualized net charge-offs of 0.01% of average loans for the three months ended March 31, 2016.

•
Due to the decrease in non-performing loans and the increase in allowance for loan losses during the quarter, the ratio of our allowance for loan losses to non-performing loans increased to 1,079.61% at March 31, 2017 compared to 775.39% at December 31, 2016.

•
Non-interest income was $1.4 million for the three months ended March 31, 2017, compared to $1.5 million for the three months ended March 31, 2016. Non-interest income represented 21.39% of total revenue for the three months ended March 31, 2017, compared to 22.85% for the three months ended March 31, 2016.

•
Non-interest expense was $5.4 million for the three months ended March 31, 2017, compared to $5.0 million for the three months ended March 31, 2016. This increase resulted from expenses related to the opening of our Madison loan production office and additional expenses related to upgrading our information technology and compliance capabilities during fiscal 2017. Non-interest expense to average total assets was 3.01% for the three months ended March 31, 2017, compared to 2.98% for the three months ended March 31, 2016.

•	During the quarter, we continued our stock repurchase programs. For the three months ended March 31, 2017, we purchased 36,466 shares at an average price of $21.68 per share.

About Westbury Bancorp, Inc.
Westbury Bancorp, Inc. is the holding company for Westbury Bank. The Company's common shares are traded on the Nasdaq Capital Market under the symbol “WBB”.
Westbury Bank is an independent community bank serving communities in Washington, Waukesha, Dane and Outagamie Counties through its eight full service offices and two loan production offices providing deposit and loan services to individuals, professionals and businesses throughout its markets.

Forward-Looking Information
Information contained in this press release, other than historical information, may be considered forward-looking in nature as defined by the Private Securities Litigation Reform Act of 1995 and is subject to various risks, uncertainties, and assumptions. Such forward-looking statements in this release are inherently subject to many uncertainties arising in the Company's operations and business environment. Should one or more of these risks or uncertainties materialize, or should the underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or expected. Among the key factors that may have a direct bearing on the Company’s operating results, performance or financial condition are competition, the demand for the Company’s products and services, the Company's ability to maintain current deposit and loan levels at current interest rates, deteriorating credit quality, including changes in the interest rate environment reducing interest margins, changes in prepayment speeds, loan origination and sale volumes, charge-offs and loan loss provisions, the Company's ability to maintain required capital levels and adequate sources of funding and liquidity, the Company's ability to secure confidential information through the use of computer systems and telecommunications networks, and other factors as set forth in filings with the Securities and Exchange Commission. The Company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the Company’s expectations. Certain tabular presentations may not reconcile because of rounding.
___________________________________
WEBSITE: www.westburybankwi.com
Contact:    Kirk Emerich - Executive Vice President and CFO
Greg Remus - President and CEO
262-334-5563

	At or For the Three Months Ended:
	March 31, 2017	December 31, 2016	September 30, 2016	June 30, 2016	March 31, 2016
Selected Financial Condition Data:	(Dollars in thousands)
Total assets	$755,541	$732,996	$702,625	$670,778	$655,107
Loans receivable, net	551,611	543,220	533,759	519,332	508,800
Allowance for loan losses	5,560	5,451	5,244	5,062	4,863
Securities available for sale	115,208	101,997	93,772	87,254	81,936
Total liabilities	676,461	654,684	622,996	591,696	576,499
Deposits	645,313	629,852	591,977	563,515	550,217
Stockholders' equity	79,080	78,312	79,629	79,082	78,608

Asset Quality Ratios:
Non-performing assets to total assets	0.07%	0.10%	0.09%	0.08%	0.07%
Non-performing loans to total loans	0.09%	0.13%	0.10%	0.11%	0.09%
Total classified assets to total assets	0.85%	0.47%	0.28%	0.31%	0.32%
Allowance for loan losses to non-performing loans	1,079.61%	775.39%	933.10%	900.71%	1,087.92%
Allowance for loan losses to total loans	1.00%	0.99%	0.97%	0.96%	0.95%
Net charge-offs (recoveries) to average loans - annualized	(0.01%)	(0.01)%	0.05%	0.04%	0.01%

Capital Ratios:
Average equity to average assets	10.28%	10.76%	11.07%	11.15%	11.48%
Equity to total assets at end of period	10.47%	10.68%	11.33%	11.79%	12.00%
Total capital to risk-weighted assets (Bank only)	12.87%	13.01%	13.54%	12.99%	13.17%
Tier 1 capital to risk-weighted assets (Bank only)	11.95%	12.10%	12.61%	12.08%	12.26%
Tier 1 capital to average assets (Bank only)	10.03%	10.17%	10.23%	9.87%	9.90%
CET1 capital to risk-weighted assets (Bank only)	11.95%	12.10%	12.61%	12.08%	12.26%

	Three Months Ended:		Six Months Ended
	March 31, 2017	March 31, 2016	March 31, 2017	March 31, 2016
Selected Operating Data:	(in thousands, except per share data)
Interest and dividend income	$6,093	$5,705	$12,017	$11,300
Interest expense	795	641	1,512	1,231
Net interest income	5,298	5,064	10,505	10,069
Provision for loan losses	100	125	300	275
Net interest income after provision for loan losses	5,198	4,939	10,205	9,794
Service fees on deposit accounts	932	947	1,921	2,025
Other non-interest income	510	553	1,189	1,146
Total non-interest income	1,442	1,500	3,110	3,171

Compensation and other employee benefits	2,806	2,542	5,748	4,906
Occupancy, furniture and equipment	623	443	1,159	862
Data processing	856	772	1,662	1,519
Other non-interest expense	1,152	1,244	2,387	2,565
Total non-interest expense	5,437	5,001	10,956	9,852
Income before income tax expense	1,203	1,438	2,359	3,113
Income tax expense	457	565	866	1,201
Net income	$746	$873	$1,493	$1,912

Basic earnings per share	$0.21	$0.23	$0.41	$0.51
Diluted earnings per share	$0.20	$0.23	$0.40	$0.50

	For the Three Months Ended:
	March 31, 2017	December 31, 2016	September 30, 2016	June 30, 2016	March 31, 2016
Selected Operating Data:	(in thousands, except per share data)
Interest and dividend income	$6,093	$5,924	$5,881	$5,763	$5,705
Interest expense	795	717	694	677	641
Net interest income	5,298	5,207	5,187	5,086	5,064
Provision for loan losses	100	200	250	250	125
Net interest income after provision for loan losses	5,198	5,007	4,937	4,836	4,939
Service fees on deposit accounts	932	989	984	975	947
Other non-interest income	510	679	978	641	553
Total non-interest income	1,442	1,668	1,962	1,616	1,500

Compensation and other employee benefits	2,806	2,942	3,114	2,545	2,542
Occupancy and furniture and equipment	623	536	474	428	443
Data processing	856	806	790	781	772
Other non-interest expense	1,152	1,235	1,493	1,382	1,244
Total non-interest expense	5,437	5,519	5,871	5,136	5,001
Income before income tax expense	1,203	1,156	1,028	1,316	1,438
Income tax expense	457	409	375	410	565
Net income	$746	$747	$653	$906	$873

Basic earnings per share	$0.21	$0.20	$0.18	$0.25	$0.23
Diluted earnings per share	$0.20	$0.20	$0.17	$0.25	$0.23

	At or For the Three Months Ended		At or For the Six Months Ended
	March 31, 2017	March 31, 2016	March 31, 2017	March 31, 2016
Selected Financial Performance Ratios:
Return on average assets	0.41%	0.52%	0.42%	0.57%
Return on average equity	4.02%	4.53%	3.97%	4.92%
Interest rate spread	3.24%	3.40%	3.26%	3.40%
Net interest margin	3.26%	3.40%	3.28%	3.41%
Non-interest expense to average total assets	3.01%	2.98%	3.06%	2.95%
Average interest-earning assets to average interest-bearing liabilities	102.54%	101.31%	102.72%	101.67%

Per Share and Stock Market Data:
Net income per common share	$0.21	$0.23	$0.41	$0.51
Basic weighted average shares outstanding	3,631,466	3,726,867	3,645,071	3,768,327
Book value per share - excluding unallocated ESOP shares	$21.82	$20.55	$21.82	$20.55
Book value per share - including unallocated ESOP shares	$20.13	$18.87	$20.13	$18.87
Closing market price	$20.82	$19.00	$20.82	$19.00
Price to book ratio - excluding unallocated ESOP shares	95.42%	92.46%	95.42%	92.46%
Price to book ratio - including unallocated ESOP shares	103.43%	100.69%	103.43%	100.69%